UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2007

MOBRIDGE EXPLORATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-130673

(Commission File Number)

Pending

(IRS Employer Identification No.)

13 Bastedo Crescent, Box 1526, Marathon, Ontario P0T 2E0

(Address of principal executive offices and Zip Code)

807-625-6379

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 28, 2007, we appointed Fred Zaziski as Chairman, President and Director of the Company. Fred holds a Petroleum Engineering degree from the University of Pennsylvania and a MBA and MIB obtained while on assignment in Cairo. Fred is a resident of Houston, Texas.  His 29-year work experience includes several years of international assignments where he has held management and executive positions for Falcon Natural Gas Corp., Halliburton, National Petroleum Technology Company, and ComOxy.

During his years in the industry, Fred has been involved in the majority of aspects of the oil and gas business including land acquisition, exploration, drilling, completion, production, remediation and marketing.  He has worked in West Africa, the Middle East, Europe and the United States. Fred will continue to provide the knowledgeable

CW1132073.1

leadership necessary to developing assets and minimizing overhead. Fred Zaziski is a member of The Society of Petroleum Engineers and The American Petroleum Institute.

On March 28, 2007, we appointed Felipe Pimienta Barrios as Treasurer, Chief Financial Officer and Director of the Company. Felipe draws on his formal education and range of experience in optimizing allocation of resources and generating revenue growth.

Felipe formerly held senior analyst and executive account manager positions at Bansuperior, where his responsibilities included, among other things, budget management and auditing. Most recently at Citibank, Felipe acted as an asset management executive, where he built and developed an exclusive portfolio of profitable wealth management accounts while leveraging key leads and his local knowledge to further expand the bank’s business.

Felipe studied business English at University of California, Los Angeles; Finance and International Business at Universidad Sergio Arboleda, Bogotá, Colombia; and earned an MBA from San Pablo CEU, Madrid, Spain.

As of March 28, 2007, Gurminder Manhas has resigned as the Company’s President and Treasurer.

Following the new appointment, effective March 29, 2007 we are going to accept the resignations of all other directors.

The current board of directors are now Fred Zaziski and Felipe Pimienta Barrios.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBRIDGE EXPLORATIONS, INC.

/s/ Fred Zaziski

Fred Zaziski

President

April 2, 2007